                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

          CREDIT AGREEMENT, dated as of this 13th day of June, 2002, by and among ImageMax, Inc., a Pennsylvania corporation, and ImageMAX of Delaware, Inc., a Delaware corporation (collectively, the "Borrowers"); the Lenders who are or may become a party hereto; and COMMERCE BANK, NA, as Agent for the Lenders.

                              STATEMENT OF PURPOSE

          The Borrowers, together with certain predecessors-in-interest to the Borrowers, Lenders and Agent are parties to that certain Credit Agreement dated as of June 9, 2000, as amended by the First Amendment to Credit Agreement, also dated as of June 9, 2000, and further amend by the Second Amendment to Credit Agreement dated as of March 30, 2001, pursuant to which the Lenders agreed to extend certain credit facilities to the Borrowers on the terms and conditions of set forth therein and in the other Loan Documents as defined therein (collectively, the "Original Credit Agreement").

          The Borrowers have requested that the Lenders continue to extend credit to the Borrowers and the Lenders have agreed to continue to extend such credit facilities, and the Agent has agreed to continue to perform its duties in connection with the credit facilities, all upon the terms, conditions and provisions hereinafter set forth. As the terms, conditions and provisions upon which the Lenders will continue to extend the credit facilities to the Borrowers are substantially different than those set forth in the Original Credit Agreement, for the sake of clarity, Borrower, Lenders and Agent concur that it is in their collective best interests to amend and restate in its entirety the Original Credit Agreement; accordingly this Amended and Restated Credit Agreement amends and restates in its entirety the Original Credit Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

          1. DEFINITIONS.

             1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

                    "Advances" means the extensions of credit from the Lenders to the Borrowers under the Revolving Credit Facility.

                    "Agent" means COMMERCE BANK, NA in its capacity as Agent hereunder, and any successor thereto appointed pursuant to Section 12.9.

                    "Agent's Office" means the office of the Agent specified in or determined in accordance with the provisions of Section 13.1.

                    "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of their respective Subsidiaries. For the purposes of this definition, the term "control" means (i) the power to vote five percent (5%) or more of the securities or other equity interests of a Person having ordinary voting power, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

                    "Aggregate Commitment" means the aggregate amount of the Lenders' Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be Seven Million Four Hundred Eighty Thousand ($7,480,000) Dollars.

                    "Agreement" means this Credit Agreement, as amended, restated or otherwise modified.

                    "Applicable Margin" means for the purposes of calculating the interest rate per annum in excess of Wall Street Prime Rate in effect from time-to-time, and chargeable with respect to each of the Revolving Credit Facility and the Term Loan Facility, the corresponding amount of basis points per annum as set forth below for the applicable Cash Flow Leverage Ratio achieved by the Borrowers from time-to-time (other than with respect to the fiscal quarter ending June 30, 2002, for which the Applicable Margin shall conclusively be presumed to be at the Tier I level until such time as the Borrowers shall have submitted to the Bank the Borrowers' quarterly compliance certificate in respect of such fiscal quarter):

                    ----------------------------------------------------------------------
                           Tier          Cash Flow Leverage Ratio     Applicable Margin
                    ----------------------------------------------------------------------
                            I                    ** 1.75                     200
                    ----------------------------------------------------------------------
                            II              ** 1.5 but * 1.75                175
                    ----------------------------------------------------------------------
                           III             ** 1.25 but * 1.50                150
                    ----------------------------------------------------------------------
                            IV                    * 1.25                     125
                    ----------------------------------------------------------------------

** more than or equal to
*  less than

The Applicable Margin shall become effective on the date which is three (3) Business Days following the delivery to the Agent the demonstration of the calculation of the Borrowers' Cash Flow Leverage Ratio as required under clause
(ii) of each of Paragraphs 7.1.2 and 7.1.3 hereof.

                    "Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

                    "Asset Disposition" shall mean the disposition of any or all of the capital assets (including, without limitation, the capital stock of a Subsidiary or any ownership interest in a joint venture) of any Borrower or any Subsidiary of any Borrower whether by sale, lease, transfer or otherwise. The term "Asset Disposition" shall not include: (i) any Equity Issuance; or (ii) any Recovery Event.

                    "Assignment and Acceptance" shall have the meaning assigned thereto in Section 13.10.

                    "Borrowing Base Certificate" shall be in the form of Exhibit A hereto and shall constitute that certificate required under Paragraph 2.1.4 hereof to assist in the determination from time to time of the Maximum Available Credit under the revolving Credit Facility.

                    "Borrowers" shall have the same meaning as ascribed to such term in the preamble hereof.

                    "Business Day" means for all purposes, any day other than a Saturday, Sunday or legal holiday on which banks in Philadelphia, Pennsylvania, are open for the conduct of their commercial banking business.

                    "Capital Asset" means, with respect to the Borrowers and their respective Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrowers and their respective Subsidiaries.

                    "Capital Base" means with respect to the Borrowers, the Borrowers Consolidated Net Worth determined in accordance with GAAP, plus Subordinated Debt.

                    "Capital Lease Obligations" means, with respect to the Borrowers and their respective Subsidiaries, any obligation arising out of, or under, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrowers and their respective Subsidiaries.

                    "Cash Equivalents" shall mean: (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition ("Government Obligations"); (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (a) any Lender or any other domestic bank of recognized standing having capital and surplus in excess of $250,000,000 or any Eligible Assignee which is a domestic commercial bank or (b) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof or from Fitch is at least F-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 364 days from the date of acquisition); (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's or F-1 (or the equivalent thereof) or better by Fitch and maturing within six months of the date of acquisition;
(iv) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America; (v) auction preferred stock rated in the highest short-term credit rating category by S&P, Moody's or Fitch; and (vi) shares of money market mutual or similar funds which invest substantially in assets satisfying the requirements of clauses (i) through (v) of this definition.

                    "Cash Flow Leverage Ratio" means with respect to the Borrowers, the ratio, the numerator of which is the Borrowers' Senior Debt and the denominator of which is the Borrowers' Consolidated EBITDA, calculated and determined on a trailing twelve (12) month quarterly basis.

                    "Change in Control" shall have the meaning assigned thereto in Section 11.1.9.

                    "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Section 5.1 and
Section 5.2 shall be satisfied or waived in all respects in a manner acceptable to the Agent and the Required Lenders in their sole discretion.

                    "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

                    "Collateral" shall have the meaning assigned thereto in the Security Agreement and the Pledge Agreement.

                    "Collateral Assignment of Leases" collectively means that certain Collateral Assignment of Leases, dated as of June 9, 2000, as the same has from time to time been amended, ratified, and/or confirmed, by Borrowers, pursuant to which Borrowers assign to the Agent ratably for the benefit of the Lenders their respective leasehold interests as collateral security for the Obligations, all as more particularly set forth therein.

                    "COMMERCE BANK, NA" means COMMERCE BANK, NA, a national banking association, and its successors.

                    "Commitment" means, as to any Lender, the obligation of such Lender to make Loans to the Borrowers hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1 hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

                    "Commitment Percentage" means, as to any Lender at any time, the ratio of: (i) the amount of the Commitment of such Lender; to (ii) the Aggregate Commitment of all of the Lenders.

                    "Consolidated" means, when used with reference to financial statements or financial statement items of the Borrowers and their respective Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

                    "Consolidated Capital Expenditures" shall mean all expenditures of the Borrowers and their respective Subsidiaries which in accordance with GAAP would be classified as capital expenditures, other than capital expenditures in connection with Permitted Acquisitions, but not, including without limitation, Capital Lease Obligations.

                    "Consolidated Cash Taxes" shall mean, for any period, the aggregate of all taxes paid in cash for such period of the Borrowers and their respective Subsidiaries on a consolidated basis determined in accordance with GAAP and, without duplication, all distributions made in cash to any holding company of the Borrowers by any of the other Borrowers for the payment of income taxes of the Borrowers and their respective Subsidiaries for such period. Except as otherwise provided herein, the applicable period shall be for the four consecutive quarters ending as of the date of computation.

                    "Consolidated EBITDA" shall mean, for any period: (i) Consolidated Net Income; plus (ii) the sum of the following to the extent deducted in calculating Consolidated Net Income (A) Consolidated Interest Expense (as determined in accordance with GAAP), plus non-cash interest expense for such period, (B) all provisions for any federal, state, local or foreign income, franchise, withholding, value added and similar taxes for such period,
(C) depreciation, amortization and other non-cash charges for such period, (D) unrealized losses (or minus unrealized gains) in respect of any Hedging Agreement and the related tax effects for such period, (E) losses (or minus gains) from Asset Dispositions for such period, and (F) losses (or minus gains) from Recovery Events for such period. Except as otherwise provided herein, the applicable period shall be for the four consecutive quarters most recently ended on or prior to the date of determination.

                    "Consolidated Net Income" shall mean, for any period, the net income (excluding extraordinary or nonrecurring losses or charges and extraordinary gains) of the Borrowers and their respective Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis for such period. Except as otherwise specified, the applicable period shall be for the four consecutive quarters most recently ended on or prior to the date of determination.

                    "Consolidated Scheduled Funded Debt Payments" shall mean, as of the end of each fiscal quarter of the Borrowers and their respective Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Funded Debt for the applicable period ending on such date (including the principal component of payments due on Capital Leases during the applicable period ending on such date); it being understood that scheduled payments on Funded Debt shall not include optional prepayments or the mandatory prepayments required hereunder or under the other Loan Documents.

                    "Credit Facilities" means the collective reference to the Revolving Credit Facility and the Term Loan Facility.

                    "Debt" means, with respect to the Borrowers and their respective Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP: (i) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person; (ii) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business not more than thirty (30) days past due and in an aggregate amount less than $250,000; (iii) all obligations of any such Person as lessee under Capital Leases; (vi) all Debt of any other Person secured by a Lien on any asset of any such Person; (v) all Guaranty Obligations of any such Person; (vi) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker's acceptances issued for the account of any such Person; (vii) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock or other securities of such Person; and (viii) all obligations incurred by any such Person pursuant to Hedging Agreements.

                    "Default" means any of the events specified in Section 11.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

                    "Default Rate" shall have the same meaning as ascribed to such term in Paragraph 2.3.4 hereof.


                    "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

                    "Eligible Accounts Receivable" means any account of the Borrowers arising in the ordinary course of business which has not remained unpaid for more than ninety (90) days from its invoice date. Eligible Accounts shall not include any account: (i) in connection with any pre-billing; (ii) any account in connection with which the account debtor disputes the amount owed to such Borrower; (iii) arising from a consignment or other arrangement for which goods are returnable if not sold by the account debtor; (iv) constituting partial billings and returns that provide that an account debtor need make no payment prior to full shipment or full performance; any account with respect to all or part of which a check, promissory note, draft, trade acceptance of other instrument has been received; (v) of any account debtor that is an Affiliate of any of the Borrowers; (vi) where the account debtor is insolvent, whether or not such account debtor has filed for protection under federal or state insolvency laws; (vii) where the account debtor is located outside of the continental United States; (viii) which are subject to offset , deduction or are "contra accounts"; (ix) to the extent that such account exceeds ten (10%) percent of all such Borrower's (together with such Borrower's

Affiliates) other Eligible Accounts Receivable; or (x) such other accounts as the Agent in its sole and absolute discretion deem appropriate.

                    "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment: (i) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $200,000,000; (ii) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of $500,000,000; (iii) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of $3,000,000,000; (iv) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (e) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender; or
(vi) any other Person that has been approved in writing as an Eligible Assignee by the Borrowers and the Agent.

                    "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (i) is maintained for employees of the Borrowers or any ERISA Affiliate or (ii) has at any time within the preceding six years been maintained for the employees of the Borrowers or any current or former ERISA Affiliate.

                    "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

                    "Equity Issuance" shall mean any issuance by any Borrower or any of their respective Subsidiaries to any other Person which is not an Affiliate of any of the foregoing of (a) shares of its capital stock, (b) any shares of its capital stock pursuant to the exercise of options or warrants (other than as contemplated by the Warrant Documents or the TDH Loan Documents)
(c) any shares of its capital stock pursuant to the conversion of any debt securities to equity (other than as contemplated by the TDH Loan Documents). The term "Equity Issuance" shall not include: (i) any Asset Disposition; (ii) the issuance of capital stock of IMAGEMAX or any of the other Borrowers to their respective officers, directors or employees; or (iii) the issuance of capital stock in connection with Permitted Investments or which are used to make Consolidated Capital Expenditures.

                    "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

                    "ERISA Affiliate" means any Person who together with the Borrowers is treated as a single employer within the meaning of Section 414(b),
(c), (m) or (o) of the Code or Section 4001(b) of ERISA.

                    "Event of Default" means any of the events specified in
Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

                    "Excess Cash Flow" shall mean, with respect to any fiscal period of the Borrowers and their respective Subsidiaries on a consolidated basis, an amount, without duplication, equal to: (i) Consolidated EBITDA for such period; minus (ii) Consolidated Capital Expenditures actually made not in excess of the limitation set forth in Paragraph 10.4.4 hereof; minus (iii) Consolidated Interest Expense (as determined in accordance with GAAP) for such period to the extent paid in cash, or accrued and payable; minus (iv) Consolidated Cash Taxes paid during such period, or accrued and payable; minus
(v) Consolidated Scheduled Funded Debt Payments and all optional prepayments of the Term Loan.

                    "Extensions of Credit" means, as to any Lender at any time, an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, and (ii) the aggregate principal amount of the Term Loan made by such Lender then outstanding.

                    "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

                    "Federal Funds Rate" means, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Agent. If, for any reason, such rate is not available, the "Federal Funds Rate" shall mean a daily rate which is determined, in the opinion of the Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Philadelphia, Pennsylvania time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

                    "Fiscal Year" means the fiscal year of the Borrowers and their respective Subsidiaries ending on December 31.

                    "Fixed Charges" means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrowers and their respective Subsidiaries in accordance with GAAP: (i) scheduled principal and cash interest payments; (ii) capital expenditures; (iii) cash taxes; and (iv) cash dividends.

                    "Funded Debt" shall mean , with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made; (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person issued (other than accrued expenses and trade debt incurred in the ordinary course of business and due within twelve months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person; (v) the principal portion of all obligations of such Person under Capital Leases; (vi) the maximum amount of all letters of credit issued or banker's acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); (vii) all preferred capital stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the maturity date thereof (other than as evidenced by the TDH Loan Documents); (viii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product; (ix) all Debt of others of the type described in clauses (i) through (viii) hereof secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured bylaw) any Lien on , or payable out of the proceeds of, or production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (ix) all Guaranty Obligations of such Person with respect to Debt of another Person of the type described in clauses (i) through (ix) hereof; and (x) all Debt of the type described in clauses (i) through (ix) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer for which such Person is legally obligated to has a reasonable expectation of being liable with respect thereto.

                    "Funding Request" shall be in the form of Exhibit B hereto and shall have the same meaning as ascribed to such term in Paragraph 2.1.3 hereof.

                    "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrowers and their respective Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrowers and their respective Subsidiaries.

                    "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

                    "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                    "Guaranty Obligation" means, with respect to the Borrowers and their respective Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (ii) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise); or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

                    "Hazardous Materials" means any substances or materials (i) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Applicable Law, (ii) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (iii) the presence of which require investigation or remediation under any Applicable Law, (iv) the discharge or emission or release of which requires a permit or license under any Applicable Law or other Governmental Approval, (v) which are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties, (vi) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (vii) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

                    "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrowers, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

                    "IMAGEMAX" shall mean ImageMax, Inc., a Pennsylvania corporation, which owns directly, or indirectly all of the issued and outstanding capital stock of ImageMAX of Delaware, Inc., a Delaware corporation, and, subject to the limitations set forth herein and in the other Loan Documents, which may in the future own other Subsidiaries.

                    "Interest Expense" means, for any period, total interest expense (including, without limitation, interest expense attributable to Capital Leases) determined on a consolidated basis, without duplication, for the Borrowers and their respective Subsidiaries in accordance with GAAP.

                    "Interest Period" shall have the meaning assigned thereto in Paragraph 4.1.2.

                    "Lender" means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

                    "Lenders' Costs" means collectively, all reasonable costs and expenses of any kind paid or incurred by the Lenders and the Agent in connection with the preparation, execution, delivery, amendment, modification, restatement, administration or termination of this

Agreement or any of the other Loan Documents, any amendments thereto, any transaction contemplated herein or in any existing or future related agreements and the preservation, enforcement, defense and protection of the Lenders' and the Agent's rights, remedies, obligations and liabilities in any manner concerning this Agreement or any other Loan Document, any transaction contemplated herein or any existing or future related agreements, including but not limited to: (i) reasonable expenditures of every nature and kind of the Borrowers, paid or incurred by the Lenders and/or the Agent pursuant to the provisions of this Agreement or any of the other Loan Documents; (ii) filing, recording, publication, appraisal, monitoring, and search costs related to the Collateral under any of the Security Documents, including, but not limited to, costs paid to perfect, maintain perfected and preserve the existence and priority of Liens on the Collateral; (iii) after the occurrence of an Event of Default, all the Lenders' and Agent's reasonable internal and external administrative costs and costs incurred in collecting and gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale and advertising to sell the Collateral, including but not limited to taxes, levies and insurance; and (iv) reasonable attorneys' fees and other fees and expenses paid or incurred by the respective Lenders and the Agent in enforcing, obtaining (in connection with the consummation of the Closing or in connection with the occurrence of an Event of Default) legal advice in preparing, reviewing, consummating, amending, restructuring, extending, terminating, defending, or preserving or protecting the Lenders' and Agents rights, remedies, obligations or liabilities in any manner concerning, this Agreement or any of the other Loan Documents; (v) any reasonable attorneys fees and other reasonable fees and expenses incurred by the Lenders and the Agent in connection with any bankruptcy or insolvency proceeding filed by or against any or all of the Borrowers whether such attorneys' fees or other fees or expenses, incurred in the sole discretion of Bank, are related to the review, determination, protection, monitoring (including attendance at meetings or hearings) or enforcement by the Lenders and/or the Agent of the Obligations, including, but not limited to, the preparation and filing of any proof of claim and without regard to whether the Lenders or the Agent files, responds, or is a party to any application, motion, or other proceeding; and (vi) wire transfer charges in such amounts as Agent may from time to time establish for such service. Lenders' Costs shall not include any of the foregoing arising solely out of the gross negligence or willful misconduct of the Lenders or the Agent.

                    "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Commitment Percentage of the Loans.

                    "Lien" means, with respect to any asset, any mortgage, lien pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

                    "Loans" means the collective reference to the Revolving Credit Loan and the Term Loan and "Loan" means either or both of such Loans.

                    "Loan Documents" means, collectively, this Agreement, the Notes, the Security Agreement, the Pledge Agreement, the Warrant Documents, the Subordination Agreement, the Hedging Agreement with COMMERCE BANK, NA, (which such Hedging

Agreement is permitted or required hereunder), and each other document, instrument, certificate and agreement executed and delivered by the Borrowers their respective Subsidiaries or their respective counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated or otherwise modified.

                    "Material Adverse Effect" means, with respect to the Borrowers or any of their respective Subsidiaries, a material adverse effect on the properties, business, prospects, operations or condition (financial or otherwise) of any such Person or the ability of any such Person to perform its obligations under the Loan Documents or Material Contracts, in each case to which it is a party.

                    "Material Contract" means: (i) any contract or other agreement, written or oral, of the Borrowers or any of their respective Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $500,000 per annum; or (ii) any other contract or agreement, written or oral, of the Borrowers or any of their respective Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

                    "Material Subsidiary" means any Subsidiary of the Borrowers that owns assets with a fair market value in excess of $250,000.

                    "Maximum Available Revolving Credit" shall have the same meaning as ascribed to such term in Paragraph 2.1.4 hereof.

                    "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrowers or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

                    "Net Cash Proceeds" means, as applicable (i) with respect to any sale or other disposition of assets, the gross cash proceeds received by the Borrowers or any of their respective Subsidiaries from such sale less the sum of
(a) all income taxes and other taxes assessed by a Governmental Authority as a result of such sale and any other fees and expenses incurred in connection therewith, (b) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) sold, which Debt is required to be repaid in connection with such sale, and (c) expenses payable to third parties directly related to such sale or other disposition (e.g. brokerage commissions, etc.); (ii) with respect to any offering of capital stock or issuance of Debt, the gross cash proceeds received by the Borrowers or any of their respective Subsidiaries therefrom less all legal, underwriting and other fees and expenses incurred in connection therewith; and (iii) cash proceeds arising out of a Recovery Event, net of all expenses of collection.

                    "Notes" means the collective reference to the Revolving Credit Notes and the Term Notes and "Note" means any of such Notes.

                    "Obligations" means, in each case, whether now in existence or hereafter arising: (i) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (ii) all payment and other obligations owing by the

Borrowers to any Lender or the Agent under any Hedging Agreement with any Lender (which such Hedging Agreement is permitted or required hereunder), and (iii) all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrowers to the Lenders or the Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, in each case under or in respect of this Agreement, any Note, and of the Security Documents, or any of the other Loan Documents.

                    "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 7.2.

                    "Original Credit Facility" shall have the same meaning as ascribed to such term in the "Statement of Purpose Section hereof.

                    "Other Taxes" shall have the meaning assigned thereto in Clause 2.3.12.2.

                    "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

                    "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and which (a) is maintained for employees of the Borrowers or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrowers or any of their current or former ERISA Affiliates.

                    "Permitted Acquisitions" shall have the same meaning as ascribed to such term in Paragraph 10.4.3 hereof.

                    "Permitted Investments" means collectively those investments described in Paragraphs 10.4.1 and 10.4.2 hereof.

                    "Person" means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

                    "Pledge Agreement" means that certain Pledge Agreement dated as of June 9, 2000, as the same has from time-to-time been amended, ratified, and/or confirmed, by and among IMAGEMAX, the Agent and the Lenders, pursuant to which IMAGEMAX granted to the Agent and the Lenders a first lien on, and security interest in, all of the capital stock of each of the other Borrowers (as defined in the Original Credit Agreement), all as more particularly set forth therein.

                    "Recovery Event" shall mean the receipt by the Borrowers or any of their respective Subsidiaries of any cash insurance proceeds (exclusive of insurance proceeds payable in respect of business interruption insurance) or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

                    "Register" shall have the meaning assigned thereto in Paragraph 13.13.4.

                    "Required Lenders" means, at any date, any combination of holders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate unpaid principal amount of the Notes, or if no amounts are outstanding under the Notes, any combination of Lenders whose Commitment Percentages aggregate at least sixty-six and two-thirds percent (66-2/3%).

                    "Responsible Officer" means any of the following: the chief executive officer or chief financial officer of the Borrowers or any other officer of the Borrowers reasonably acceptable to the Agent.

                    "Revolving Credit Facility" means the Revolving Credit Facility established pursuant to Section 2.1 hereof.

                    "Revolving Credit Interest Rate" shall have the same meaning as ascribed to such term in Section 2.2 hereof.

                    "Revolving Credit Loans" means any revolving loan made to the Borrowers pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

                    "Revolving Credit Notes" means the collective reference to the Amended and Restated Revolving Credit Notes made by the Borrowers payable to the order of each Lender, substantially in the form of Exhibit C hereto, evidencing the Revolving Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part; "Revolving Credit Note" means any of such Revolving Credit Notes.

                    "Revolving Credit Termination Date" means June 30, 2003; provided, however, in the exercise of the sole and absolute discretion of all of the Lenders by written notice to the Borrowers no later than forty-five (45) days prior thereto, the Lenders may elect from time- to-time to extend such date to any date up to January 15, 2004, provided further however that in the absence of such written notice, the Revolving Credit Termination Date shall remain June 30, 2003.

                    "Security Agreement" means that certain Security Agreement, dated as of June 9, 2000, as the same has from time to time been amended, ratified, and/or confirmed, by and among the Borrowers, the Agent and the Lenders, pursuant to which the Borrowers granted to the Agent and the Lenders a first lien on, and security interest in, all of their respective assets, all as more particularly set forth therein.

                    "Security Documents" means the collective reference to the Security Agreement, the Pledge Agreement, the Assignments of Leasehold Interests, and each other agreement or writing pursuant to which the Borrowers or any of their respective Subsidiaries, purport to pledge or grant a security interest in any property or assets securing the Obligations or any such Person purports to guaranty the payment and/or performance of the Obligations.

                    "Senior Debt" means all Debt of the Borrowers other than Subordinated Debt.

                    "Solvent" means, as to the Borrowers and their respective Subsidiaries on a particular date, that any such Person (i) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (ii) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (iii) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

                    "Subordination Agreement" means that certain Subordination Agreement, dated as of June 9, 2000, as the same has from time-to-time been amended, ratified, and/or confirmed, by and between the Borrowers, Agent and the Lenders, pursuant to which the Subordinated Debt of the Borrowers is subordinated to the payment and performance of the Obligations, all as more particularly set forth therein.

                    "Subordinated Debt" means the Debt evidenced by the TDH Loan Documents and the collective reference to Debt on Schedule 6.1.20 hereof designated as Subordinated Debt and any other Debt of the Borrowers or any Subsidiary subordinated in right and time of payment to the Obligations on terms satisfactory to the Required Lenders.

                    "Subsidiary" means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrowers.

                    "Taxes" shall have the meaning assigned thereto in Paragraph 2.3.12.

                    "Term Loan Facility" means the Term Loan Credit Facility established pursuant to Section 2.2 hereof.

                    "Term Loan" means the Term Loan made to the Borrowers pursuant to Article II hereof.

                    "Term Loan Notes" means the collective reference to the Second Amended and Restated Term Loan Notes made by the Borrowers payable to the order of each Lender, substantially in the form of Exhibit D hereto, evidencing the Term Loan Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part; "Term Loan Note" means any of such Term Loan Notes.

                    "Termination Event" means: (i) a "Reportable Event" described in Section 4043 of ERISA; (ii) the withdrawal of the Borrowers or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under
Section 4041 of ERISA; (iv) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the partial or complete withdrawal of the Borrowers or any ERISA Affiliate from a Multiemployer Plan; (vii) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA; (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

                    "Total Debt" means, as of any date of determination with respect to the Borrowers and their respective Subsidiaries on a Consolidated basis without duplication, the sum of all Debt of the Borrowers and their respective Subsidiaries.

                    "TDH Loan Documents" means collectively the Convertible Subordinated Loan and Warrant Purchase Agreement, dated the 15/th/ day of February, 2000 (as the same has from time-to-time been amended, ratified, and/or confirmed), by and among IMAGEMAX, TDH III, L.P., a Delaware limited partnership, Dime Capital Partners, Inc., a New Jersey corporation, and Robert
E. Drury, together with the several Convertible Subordinated Promissory Notes and Warrants of even date therewith respectively issued by IMAGEMAX to TDH III, L.P., Dime Capital Partners, Inc., and Robert E. Drury, and each and every other document, instrument and agreement of IMAGEMAX and any of the other Borrowers executed and/or delivered in connection therewith.

                    "UCC" means the Uniform Commercial Code as in effect in the Commonwealth of Pennsylvania and in each other jurisdiction in which a portion f the Collateral is located, if perfection of the Lender's security interest in such Collateral is governed thereby.

                    "United States" means the United States of America.

                    "Wall Street Prime Rate" means the "Prime Rate" published in the Money Rates Section of The Wall Street Journal on any day or the "Highest Prime Rate" if more than one is published as such rate may change from time to time, such changes to be effective on the dates of announcements thereof. If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published on any date, or if it ceases to publish a "Prime Rate," then the Agent may use any similar prime or base rate to determine the interest rate.

                    "Warrant Documents" means collective the Warrants and the Warrant Purchase Agreement.

                    "Warrants" means the Common Stock Purchase Warrants, dated as of June 9, 2000, as the same has from time-to-time been amended, ratified, and/or confirmed, issued by IMAGEMAX to the Agent ratably for the benefit of the Lenders, or at the election of the Lenders, to the respective Lenders, in proportion to their respective Commitment Percentages, in accordance with the provisions of the Warrant Purchase Agreement, all as more particularly set forth therein.

                    "Warrant Purchase Agreement" means that certain Agreement, dated as of June 9, 2000, as the same has from time-to-time been amended, ratified, and/or confirmed, by and between ImageMax, Inc., the Agent, and the Lenders, pursuant to which IMAGEMAX has agreed to issue to Agent ratably for the benefit of the Lenders, or at the election of the Lenders, to the respective in proportion to their respective Commitment Percentages, certain warrants with respect to the capital stock of IMAGEMAX all as more particularly set forth therein.

                    "Warrant Rights" shall have the same meaning as ascribed to such term in Article 3 hereof.

                    "Wholly-Owned" means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrowers and/or one or more of its Wholly-Owned Subsidiaries.

               1.2 General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Philadelphia time" shall refer to the applicable time of day in Philadelphia, Pennsylvania.

               1.3  Other Definitions and Provisions.

                    1.3.1 Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

                    1.3.2 Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          2.   THE LOANS.

               2.1  Revolving Credit Facility.

                    2.1.1 Revolving Credit Facility Established. Provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, and subject to the terms and conditions set forth herein, commencing on the Closing Date and expiring on the Revolving Credit Termination Date, in accordance with such Lender's Commitment Percentage, upon request of the Borrowers from time to time, each of the Lenders shall severally extend one or more Advances (or, subject to the provisions set forth below, Letters of Credit issued by the Agent on account of the Lenders), the aggregate of which outstanding at any one time shall not exceed the Maximum Available Credit, to Borrowers, which Borrowers may, from time to time, borrow, repay and reborrow. All Obligations of Borrowers hereunder or under any of the Loan Documents shall be joint and several.

                    2.1.2 Revolving Credit Interest Rate. Advances shall bear interest on the unpaid principal balance thereof from the Funding Date to maturity at the floating interest rate of the Wall Street Prime Rate plus the Applicable Margin, computed for the actual number of days elapsed, based on a 365-day year (the "Revolving Credit Interest Rate").

                    2.1.3 Funding Requests.

                          2.1.3.1 Cash Advances. Provided that no Event of
Default or Unmatured Event of Default has occurred and is continuing, and subject to the terms and conditions set forth herein, commencing on the Closing Date and expiring on the Revolving Credit Termination Date, Borrowers may request one or more Advances by submitting to Agent a completed and executed Funding Request ("Funding Request") no later than 11:00 A.M. on the proposed Funding Date. Each Funding Request shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Advance. The minimum amount of any Advance shall be $200,000 with the amount of all Advances to be in integral multiples of $10,000. Subject to the provisions of Section 2.1 hereof, the Lenders shall severally extend their respective Commitment Percentage of each Advance requested on the proposed Funding Date in accordance with the Borrowers' Funding Requests. The Revolving Credit Loans shall be evidenced by the Revolving Credit Notes payable to the respective Lenders in the amount of their respective Commitment Percentages. Borrowers hereby irrevocably appoint IMAGEMAX, and IMAGEMAX hereby irrevocably accepts such appointment, to act as the sole and exclusive agent for the Borrowers with respect to all Funding Requests.

                          2.1.3.2 Letters of Credit. Provided that no Event of
Default or Unmatured Event of Default has occurred and is continuing, and subject to the terms and conditions set forth herein, commencing on the Closing Date and expiring on the Revolving Credit Termination Date, Borrowers may request that the Agent issue standby Letters of Credit for the benefit of the Borrowers pro rata on account of the Lenders, the face amount of which shall at no time exceed in the aggregate Five Hundred Thousand ($500,000) Dollars, the effect of which shall reduce the availability under the Revolving Line of Credit Facility on a dollar for dollar basis. All such Letters of Credit shall be subject to the Agent's standard documentation in connection therewith, including, but not limited to a reimbursement agreement, with all obligations of the Borrowers thereunder and hereunder with respect thereto, and draws thereunder, constituting a part of the Obligations secured by the Collateral. Draws under the Letters of Credit shall be deemed to constitute Advance under the Revolving Credit Facility and shall bear interest at the Revolving Credit Interest Rate. In connection with the issuance of each Letter of Credit, and as a condition precedent to the issuance of each Letter of Credit, the Borrowers shall jointly and severally pay to the Agent: (i) ratably for the benefit of the Lenders a fee equal to the product of (a) the Applicable Margin times (b) the face amount of each Letter of Credit times (c) a fraction, the numerator of which shall be the number of day between the issuance and the expiration of such Letter of Credit and the denominator of which shall be 365; and (ii) for the sole account of the Agent, a documentation fee in the amount of Two Hundred ($200) Dollars.

                          2.1.4 Maximum Available Credit. The outstanding
principal balance of the Revolving Credit Facility shall not exceed, at any time, the lesser of: (i) Five Million Two Hundred Fifty Thousand ($5,250,000) Dollars, less the aggregate face amount of Letters of Credit issued by the Agent for the benefit of the Borrowers pro rata on account of the Lenders; or (ii) the sum of (a) Eighty (80%) Percent of Borrowers' Eligible Accounts Receivable (or such lesser percentage as the Agent in its sole and absolute discretion (exercised in good faith in its reasonable judgment), may determine) less an amount equal to the aggregate amount of trade payables of any of the Borrowers due to Minolta Corporation and Canon USA, Inc., and any of their respective Affiliates, and (b) Thirty-Five (35%) Percent of Borrower's accounts receivable, which are in excess of ninety (90) days from the date of the billing thereof, but in all other respects comport to the definition of Eligible Accounts Receivables of the Borrower, all determined in accordance with the last prevailing Borrowing Base Certificate delivered to Agent Bank in the form of
Schedule 2.1.4 hereof (the "Maximum Available Revolving Credit"). Borrowers jointly and severally agree to immediately repay, without notice or demand, any principal balance of the Revolving Credit Facility in excess of the Maximum Available Revolving Credit. Unless Agent or the Lenders shall request more frequently, Borrowers shall submit to the Agent no less frequently than once a month, a Borrowing Base Certificate.

                          2.1.5 Principal and Interest Payments. Until the Debt
associated with the Revolving Credit Facility is paid in full, interest alone shall be paid monthly in arrears at the Revolving Credit Interest Rate on the first day of the month following the month in which the first Advance is made and thereafter on the first day of each consecutive month. Anything to the contrary herein notwithstanding all unpaid principal of the Revolving Credit Facility and all interest accrued thereon shall be paid in full by Borrowers not later than the Revolving Credit Termination Date.

                          2.1.6 Clearing Days. Availability of deposits made by
the Borrowers shall be determined in accordance with the Agent's rules and regulations with respect thereto as may be in effect from time to-to-time. Notwithstanding the foregoing, in the event that the Lenders, in the exercise of their sole and absolute discretion, elect to extend to the Borrowers immediate availability in respect of uncollected funds on deposits made by the Borrowers, then and in such event Borrowers covenant and agree that that notwithstanding the actual number of days in which such deposits are actually collected, Borrowers shall jointly and severally pay upon demand interest at the Revolving Credit Interest Rate equal to three (3) Business Days on the amount of such uncollected funds upon which the Lenders granted to the Borrowers immediate availability.

                    2.2   The Term Loan Facility.

                          2.2.1 Term Loan Credit Facility Established. Subject
to the terms and conditions set forth herein, on the Closing Date, in accordance with such Lender's Commitment Percentage, the Lenders shall severally extend to the Borrowers the Term Loan in the amount of Two Million Two Hundred Thirty Thousand ($2,230,000) Dollars. The Term Loan shall be evidenced by the Term Loan Notes payable to the respective Lenders in the amount of their respective Commitment Percentages.

                          2.2.2 Term Loan Interest Rate. Advances shall bear
interest on the unpaid principal balance thereof from the Funding Date to maturity at the floating interest rate of the Wall Street Prime Rate plus the Applicable Margin, computed for the actual number of days elapsed, based on a 365-day year (the "Term Loan Interest Rate").

                          2.2.3 Principal and Interest Payments. Interest at the
Term Loan Interest Rate on the outstanding principal balance of the Term Loan shall be payable on the first day of each month from and after the Closing Date until paid in full. Principal under the Term Loan shall be paid as follows: (i) on or before June 30, 2002, Five Hundred Thousand ($500,000) Dollars; (ii) on or before September 30, 2002, Five Hundred Thousand ($500,000) Dollars; (iii) on or before December 31, 2002, Five Hundred Thousand ($500,000) Dollars; (iv) on or before March 31, 2003, Three Hundred Sixty-Five Thousand ($365,000) Dollars; and
(v) on or before June 30, 2003, Three Hundred Sixty-Five Thousand ($365,000) Dollars.

                          2.2.4 Mandatory Prepayments.

                                2.2.4.1 Asset Dispositions. Within five (5)
Business Days after any Asset Disposition in excess of One Hundred Thousand ($100,000) Dollars in any Fiscal Year, the Borrowers shall jointly and severally prepay the Term Loan in an aggregate amount equal to the Net Cash Proceeds derived from such Asset Disposition (such prepayment to be applied as set forth in clause 2.2.4.5 below); provided, however, that such Net Cash Proceeds shall not be required to be so applied to the extent the Borrowers deliver to the Agent a certificate stating that the Borrowers intend to use such Net Cash Proceeds, to acquire fixed or capital assets within one hundred eighty (180) days of the receipt of such Net Cash Proceeds, it being expressly agreed that if any of such Net Cash Proceeds are not so expended within such one hundred eight
(180) day period, such amount shall be applied to repay the Term Loan immediately thereafter. Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of an Event of Default such Net Cash Proceeds shall be paid to the Lenders on account of the Term Loan in accordance with clause 2.2.4.5 below.

                                2.2.4.2 Equity Issuances. Within five (5)
Business Days after receipt by any Borrowers of proceeds from any Equity Issuance the Borrowers shall jointly and severally prepay to the Agent ratably for the benefit of the Lenders (to be applied as set forth in clause 2.2.4.5 below) an aggregate amount equal to one hundred (100%) percent of the Net Cash Proceeds of such Equity Issuance.

                                2.2.4.3 Recovery Event. To the extent of cash
proceeds received in connection with a Recovery Event which are in excess of Five Hundred Thousand ($500,000) Dollars in the aggregate and which are not applied in accordance with Section 2.2.4.1, immediately following the one hundred eightieth (180th) day occurring after the receipt by a Borrower of such Net Cash Proceeds, the Borrowers shall jointly and severally prepay the Term Loan in an aggregate amount equal to one-hundred (100%) percent of such Net Cash Proceeds to the Lenders (such prepayment to be applied as set forth in clause
2.2.4.5 below).

                                2.2.4.4 Excess Cash Flow. Within one hundred
twenty (120) days after the end of each Fiscal Year, the Borrower shall jointly and severally prepay the Obligations (in accordance with the terms set forth in Clause 2.2.4.5 below) in an amount equal to fifty (50%) percent of the Excess Cash Flow earned during such prior Fiscal Year.

                                2.2.4.5 Application of Mandatory Prepayments.
All amounts required to be paid pursuant to this Paragraph 2.2.4 shall be applied in the inverse order of the principal payments due under the Term Loan and shall not postpone the next regularly scheduled payments thereof, and to the extent that the Debt associated with the Term Loan has been paid in full, to the balance due under the Revolving Credit Loans, which payments shall automatically and irrevocably reduce the amount set forth in clause (i) of Paragraph 2.1.4 hereof on a dollar for dollar basis.

                    2.3   General Provisions.

                          2.3.1 Use of Proceeds. The Borrowers shall use the
proceeds of the Loans to: (i) to refinance the Existing Indebtedness; and (ii) for working capital and general corporate requirements of the Borrowers and their respective Subsidiaries, including the payment of certain fees and expenses incurred in connection with the transactions.

                          2.3.2 Joint and Several Obligations of Borrowers. All
Obligations of Borrowers under the Credit Facilities, hereunder or under any of the Loan Documents shall be joint and several.

                          2.3.3 Several Obligations of Lenders. EACH OF THE
BORROWERS ACKNOWLEDGES AND AGREES THAT THE UNDERTAKINGS OF THE LENDERS TO MAKE ADVANCES UNDER THE REVOLVING CREDIT FACILITY AND THE LOAN UNDER THE TERM LOAN CREDIT FACILITY ARE SEVERAL, AND ARE NOT JOINT NOR JOINT AND SEVERAL; AND UNDER NO CIRCUMSTANCES SHALL ANY LENDER HAVE ANY LIABILITY WHATSOEVER TO THE BORROWERS OR THE AGENT ARISING OUT OF ANY OTHER LENDER'S FAILURE TO FUND FOR ANY REASON WHATSOEVER.

                          2.3.4 Late Charge; Default Rate of Interest. The
Borrowers shall jointly and severally pay to the Agent ratably for the benefit of the Lenders a late charge of five

(5%) percent of any payment or reimbursement of principal, interest, fees, or Lenders' Costs which is more than fifteen (15) days past due. In addition, upon the occurrence and during the continuation of an Event of Default, any principal payment or reimbursement due, and to the extent permitted by applicable law, any interest payment due, and any other amount due to Bank under this Agreement or any of the other Loan Documents due (including Lenders' Costs), in any case whether at stated maturity, demand, acceleration or otherwise, shall thereafter bear interest payable upon demand at a fluctuating rate per annum which is three (3%) percent plus the Wall Street Prime Rate (computed for the actual number of days elapsed, based on a 365-day year) (the "Default Rate"). Such default rate of interest shall continue only for so long as the monetary default applicable thereto continues.

                          2.3.5 Maximum Rate. In no contingency or event
whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Agent's option: (i) promptly refund to the Borrowers any interest received by Lenders in excess of the maximum lawful rate; or (ii) shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.

                          2.3.6 Manner of Payment. Each payment by the Borrowers
on account of the principal of, or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement or any Note shall be made not later than 1:00 p.m. (Philadelphia time) on the date specified for payment under this Agreement to the Agent at the Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after 1:00 p.m. (Philadelphia time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Agent of each such payment, the Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender's Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Subject to Paragraph 2.3.5 hereof, in any payment under this Agreement, any of the other Loan Documents, or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

                          2.3.7 Crediting of Payments and Proceeds. In the event
that the Borrowers shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrowers hereunder, then to all indemnity obligations then due and payable by the Borrowers hereunder, then to all Agent's fees then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Revolving Credit Notes and the Term Loan Notes, any termination payments due in respect of a Hedging Agreement with any Lender (which such Hedging Agreement is permitted or required hereunder) (pro rata in accordance with all such amounts due), then to the principal amount of the Revolving Credit Notes and the Term Loan Notes (pro rata in accordance with all such amounts due), in that order.

                          2.3.8 Adjustments. If any Lender (a "Benefited
Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrowers agrees that each Lender so purchasing a portion of another Lender's Extensions of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

                          2.3.9 Nature of Obligations of Lenders Regarding
Extensions of Credit; Assumption by the Agent. The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. Unless the Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Agent may assume that such Lender has made such portion available to the Agent on the proposed borrowing date in accordance with Paragraph 2.1.3 and the Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If such amount is made available to the Agent on a date after such borrowing date, such Lender shall pay to the Agent on demand an amount, until paid, equal to the product of: (i) the amount not made available by such Lender in accordance with the terms hereof, times (ii) the daily average Federal Funds Rate during such period as determined by the Agent, times (iii) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Agent and the denominator of which is 365. A certificate of the Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three (3) Business Days of such borrowing date, the

Agent shall be entitled to recover such amount made available by the Agent with interest thereon at the applicable interest rate with respect thereto. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

                          2.3.10 Increased Costs. If, after the date hereof, the
introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Authority, central bank or comparable agency:

                                 2.3.10.1 shall subject any of the Lenders (or
any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note, or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of, or interest on, any Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

                                 2.3.10.2 shall impose, modify or deem
applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and Interbank markets any other condition affecting any Note;

and the result of any of the foregoing is to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes, then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrowers of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Agent, the Borrowers shall jointly and severally pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Agent will promptly notify the Borrowers of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Clause 2.3.10.2; provided, that the Agent shall incur no liability whatsoever to the Lenders or the Borrowers in the event it fails to do so. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Agent and shall be conclusively presumed to be correct save for manifest error.

                          2.3.11 Capital Requirements. If either (a) the
introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Commitments and other commitments of this type, below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrowers shall jointly and severally pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrowers and the Agent by such Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes. Notwithstanding the foregoing, Agent and the Lenders severally agree not to impose such additional obligations against the Borrowers unless the Agent and the respective Lenders are making similar assessments against other borrowers of such parties.

                          2.3.12 Taxes.

                                 2.3.12.1 Payments Free and Clear. Any and all
payments by the Borrowers hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding (i) in the case of each Lender and the Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof, and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent (a) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Clause 2.3.12.1 such Lender or the Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (b) the Borrowers shall make such deductions, (c) the Borrowers shall jointly and severally pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (d) the Borrowers shall deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Clause 2.3.12.4.

                                 2.3.12.2 Stamp and Other Taxes. In addition,
the Borrowers shall jointly and severally pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

                                 2.3.12.3 Indemnity. The Borrowers shall jointly
and severally indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Paragraph 2.3.12) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

                                 2.3.12.4 Evidence of Payment. Within thirty
(30) days after the date of any payment of Taxes or Other Taxes, the Borrowers shall furnish to the Agent, at its address referred to in Section 13(a), the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Agent.

                                 2.3.12.5 Delivery of Tax Forms. Each Lender
organized under the laws of a jurisdiction other than the United States or any state thereof shall deliver to the Borrowers with a copy to the Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance, as applicable, (i) two United States Internal Revenue Service Forms 4224 or Forms 1001, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrowers with a copy to the Agent, a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrowers and the Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

                                 2.3.12.6 Survival. Without prejudice to the
survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Paragraph 2.3.12 shall survive the payment in full of the Obligations and the termination of the Commitments.

                          2.3.13 Fees and Expenses.

                                 2.3.13.1 Restructuring Fee. For and in
consideration of the agreement of the Lenders to restructure the credit facilities under the Original Credit Agreement and to enter into and perform hereunder, Borrowers shall jointly and severally pay to the Agent, ratably for the benefit of the Lenders, a fee in the amount of Seventy-Four Thousand Eight Hundred Twenty ($74,820) Dollars, Thirty-Seven Thousand Four Hundred Ten ($37,410) Dollars of which shall be paid on the Closing Date and Thirty-Seven Thousand Four Hundred Ten ($37,410) Dollars of which shall be paid on or before the expiration of ninety (90) following the Closing Date (the "Restructuring Fee"). The entire Restructuring Fee shall be deemed fully earned as of the date hereof.

                          2.3.13.2 Unused Line Fee. As long as there are
outstanding Obligations under the Revolving Credit Facility, commencing on June 30, for the period between the Closing Date and June 30, 2000, and on September 30, December 30 and March 31 thereafter, Borrowers shall jointly and severally pay to the Agent, ratable for the benefit of the Lenders, within three (3) days after the close of each such period, a fee in an amount equal to fifty (50) basis points per annum calculated daily on the difference between: (i) the sum of (a) the principal outstanding balance under the Revolving Credit Facility, and (b) the face amount of all Letters of Credits issued and outstanding under the Revolving Credit Facility; and (ii) the sum of Five Million Two Hundred Fifty Thousand ($5,250,000) Dollars, less the reduction, if any, in such amount pursuant to payments made under Clause 2.2.4.5 hereof.

                          2.3.13.3 Agent's Fee. Borrowers shall joint and
severally pay to the Agent, for its own account, annually in advance, a fee equal to one-half of one (0.005%) percent. With respect to the first year, the Agent's Fee shall be Thirty-Seven Thousand Four Hundred ($37,400) Dollars, Eighteen Thousand Seven Hundred ($18,700) Dollars of which shall be paid on the Closing Date and Eighteen Thousand Seven Hundred ($18,700) Dollars of which shall be paid on or before the expiration of ninety (90) following the Closing Date (the "Agent's Fee"). With respect to the following year, the Agent's Fee shall be determined based upon the sum of (a) Five Million Two Hundred Fifty Thousand ($5,250,000) Dollars and (b) the principal balance outstanding under the Term Loan Facility as of such anniversary date pro rated from such date to the Revolving Credit Termination Date. The entire Agent's Fee shall be deemed fully earned as of the date hereof and on the first anniversary of the date hereof.

                          2.3.13.4 Field Audits, Etc. All fees, charges, costs
and expenses of the Agent and the respective Lenders incurred in connection with the field examinations, audits, examination and monitoring of the Collateral, or otherwise hereunder shall be promptly reimbursed to the Agent or the Lenders, as the case maybe and call collectively constitute Lenders' Costs.

               3.   ISSUANCE OF WARRANTS. IMAGEMAX acknowledges and agrees that:
(i) in accordance with the provisions of the Original Credit Agreement, IMAGEMAX issued to the Agent ratably for the benefit of the Lenders, or at the election of the Lenders, to the respective Lenders pro rata in accordance with their respective Commitment Percentage, detachable warrants for the aggregate purchase of one hundred thousand (100,000) shares (on a fully diluted basis) of the common stock of IMAGEMAX at an exercise price of Three Dollars and Fifty Cents ($3.50), subject to adjustment; (ii) unless a "Liquidity Event" (as such term is defined in the Warrant Documents) shall have previously occurred, the Warrants shall be exercisable by the Lenders at anytime following the first, but prior to, June 9, 2005; (iii) IMAGEMAX has agreed to use its best efforts to effect a registration (under all applicable federal and state securities laws) of the common stock, which is the subject of the Warrants, as well as to grant to the Lenders the right to demand that IMAGEMAX register (under all applicable federal and state securities laws) such common stock upon demand, or to cause the registration of such stock to be registered in connection with the registration of other capital stock of ImageMax, Inc.; and (iv) the specific rights of the Lenders, and duties of IMAGEMAX with respect to the Warrants, are more particularly set forth in the Warrant Documents; and to the extent of any inconsistency with the provisions set forth herein and those set forth in the respective Warrant Document, the provisions of the Warrant Documents shall control (collectively, the "Warrant Rights").

               4. SECURITY. The Obligations of the Borrowers shall be secured as provided in the Security Documents.

               5.   CLOSING; CONDITIONS OF CLOSING AND BORROWING.

                    5.1 Closing. The closing shall take place at the offices of Schnader Harrison Segal & Lewis, LLP, 1600 Market Street, 36th Floor, Philadelphia, PA 19103, at 10:00 a.m. on June 13, 2002, or on such other date as the parties hereto shall mutually agree.

                    5.2 Conditions to Closing. The obligation of the Lenders to close this Agreement and to extend and otherwise continue the Credit Facilities as contemplated hereby, or to otherwise perform hereunder, is subject to the satisfaction of the Agent and the Required Lenders in their sole and absolute discretion, of each of the following conditions:

                          5.2.1 Executed Loan Documents. This Agreement, the
Revolving Credit Notes, the Term Loan Notes, the amendment, confirmation and ratification of the respective Security Documents, the amendment (which shall include among other matters, the full subordination of the payment of principal and interest until the later of February 15, 2004, or the satisfaction of all Obligations and the termination of the requirement of the Lenders to make any Advances hereunder), confirmation and ratification of the Subordination Agreement, the Hedging Agreements, and each and all of the other Loan Documents, all in form and substance acceptable to the Lenders and the Agent, shall have been duly authorized, executed and delivered to the Agent by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and the Borrowers shall have delivered original counterparts thereof to the Agent.

                          5.2.2 Closing Certificates; etc.

                                5.2.2.1 Officer's Certificate of the Borrowers.
The Agent shall have received a certificate from a Responsible Officer, substantially in the form of Exhibit E hereto, or otherwise in form and substance satisfactory to the Agent, to the effect that all representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are true, correct and complete; that none the Borrowers is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrowers has satisfied each of the closing conditions.

                          5.2.2.2 Certificate of Secretary of the Borrowers. The
Agent shall have received a certificate of the secretary or assistant secretary of the Borrowers certifying as to the incumbency and genuineness of the signature of each officer of the Borrowers executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of: (i) the articles of incorporation of each of the Borrowers and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation; (ii) the bylaws of each of the Borrowers as in effect on the date of such certifications; (iii) resolutions duly adopted by the Board of Directors of each of the Borrowers authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and (iv) each certificate required to be delivered pursuant to Paragraph 5.2.2.3.

                          5.2.2.3 Certificates of Good Standing. To the extent
requested by the Agent, the Agent shall have received certificates, as of a recent date, of the good standing of the Borrowers under the laws of its jurisdiction of organization and each other jurisdiction where the Borrowers is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes.

                          5.2.2.4 Opinions of Counsel. The Agent shall have
received favorable opinions of counsel to the Borrowers addressed to the Agent and the Lenders with respect to the Borrowers the Loan Documents and such other matters as the Lenders shall request.

                          5.2.2.5 Tax Forms. The Agent shall have received
copies of the United States Internal Revenue Service forms required by Clause 2.3.12.5.

                    5.2.3 Collateral.

                          5.2.3.1 Filings and Recordings. All filings and
recordation that are necessary to perfect and/or to continue the perfection of the security interests of the Lenders in the collateral described in the Security Documents shall have been forwarded for filing in all appropriate locations and the Agent shall have received evidence satisfactory to the Agent that upon such filings and recordations such security interests will constitute valid and perfected first priority Liens therein.

                          5.2.3.2 [intentionally omitted]

                          5.2.3.3 Pledged Collateral. The Agent shall have
received original stock certificates or other certificates evidencing the capital stock or other ownership interests pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof.

                          5.2.3.4 Lien Search. The Agent shall have received the
results of a Lien search (including a search as to judgments, pending litigation and tax matters) made against the Borrowers under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state in which any of its assets are located, indicating among other things that its assets are free and clear of any Lien except for Liens permitted hereunder.

                          5.2.3.5 Hazard and Liability Insurance. The Agent
shall have received certificates of insurance, evidence of payment of all insurance premiums for the current policy year of each, and, if requested by the Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Agent.

                    5.2.4 Consents; No Events of Default.

                          5.2.4.1 Governmental and Third Party Approvals. The
Borrowers shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

                          5.2.4.2 Consents of Lessors. Borrowers shall have
procured in form and substance satisfactory to Agent the consents of the respective lessors to the Collateral Assignment of Leases and such landlord waivers as may be requested by Agent.

                          5.2.4.3 No Injunction, Etc. No action, proceeding,
investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Agent's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

                          5.2.4.4 No Event of Default. No Default or Event of
Default shall have occurred and be continuing.

                    5.2.5 Financial Matters.

                          5.2.5.1 Financial Statements. The Agent shall have
received the most recent audited Consolidated financial statements of the Borrowers and their respective Subsidiaries, all in form and substance satisfactory to the Agent.

                          5.2.5.2 Financial Condition Certificate. The Borrowers
shall have delivered to the Agent a certificate, in form and substance satisfactory to the Agent, and certified as accurate by a Responsible Officer, that: (i) the Borrowers and each of their respective Subsidiaries are each Solvent; (ii) the Borrower's payables are current and not past due; (iii) attached thereto is a pro forma balance sheet of the Borrowers and their respective Subsidiaries setting forth on a pro forma basis the financial condition of the Borrowers and their respective Subsidiaries on a Consolidated basis as of that date, reflecting a pro forma basis the effect of the transactions contemplated herein, including all fees and expenses in connection therewith, and evidencing compliance on a pro forma basis with the covenants contained in Articles IX and X hereof; and (iv) attached thereto are the financial projections previously delivered to the Agent representing the good faith opinions of the Borrowers and senior management thereof as to the projected results contained therein.

                          5.2.5.3 Payment of Fees. The Borrowers shall have paid
the initial portion of the Restructuring Fees in the amount of Thirty-Seven Thousand Four Hundred Ten ($37,410) Dollars, the initial portion of the Agent's Fee in the amount of Eighteen Thousand Seven Hundred ($18,700) Dollars, and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) to the Agent and Lenders, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

                          5.2.5.4 Summary of Account Receivable and Accounts
Payable Reports. Borrowers shall have delivered to the Agent a current Summary of Account Receivable Report, prepared in accordance with the provisions of Paragraph 7.1.5 hereof.

                    5.2.6 Hedging Agreements. Borrowers shall have entered into Hedging Agreements in form and substance acceptable to Agent.

                    5.2.7 No Material Adverse Change. No event shall have occurred which in the sole and absolute judgment of the Lenders has, or might be expected to cause, the Borrowers to suffer a Material Adverse Effect.

                    5.2.8 Miscellaneous.

                                5.2.8.1 Initial Borrowing. The Agent shall have
received an executed Funding Request and Borrowing Base Certificate.

                                5.2.8.2 Proceedings and Documents. All opinions,
certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other instruments and other evidence as the Lender may reasonably request, in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

                                5.2.8.3 Due Diligence and Other Documents. The
Borrowers shall have delivered to the Agent such other documents, certificates and opinions as the Agent may reasonably request.

                                5.2.8.4 Lenders' Costs. The Borrowers shall have
paid all of Lenders' Costs in connection with: (i) the Original Credit Agreement and the transactions contemplated thereby; and (ii) the negotiation, documentation and closing of this Agreement and each and all of the Transactions contemplated hereby and thereby.

               5.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit is subject to the satisfaction is subject to the satisfaction of the Agent in its sole and absolute discretion of the following conditions precedent on the relevant borrowing or issue date, as applicable:

                          5.3.1 Continuation of Representations and Warranties.
The representations and warranties contained in Article VI shall be true and correct on and as of such borrowing or issuance date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

                          5.3.2 No Existing Default. No Default or Event of
Default shall have occurred and be continuing hereunder on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date.

                          5.3.3 Officer's Compliance Certificate; Additional
Documents. The Agent shall have received the current Officer's Compliance Certificate and each additional document, instrument, legal opinion or other item of information reasonably requested by it.

               6.   REPRESENTATIONS AND WARRANTIES OF THE BORROWER.

                    6.1   Representations and Warranties. To induce the
Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrowers hereby represents and warrants to the Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

                          6.1.1 Organization; Power; Qualification. Each of the
Borrowers and their respective Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization. The jurisdictions in which the Borrowers and their respective Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 6.1.1.

                          6.1.2 Ownership. Each Subsidiary of the Borrowers as
of the Closing Date is listed on Schedule 6.1.2. As of the Closing Date, the capitalization of the Borrowers and their respective Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1.2. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The shareholders of the Subsidiaries of the Borrowers and the number of shares owned by each as of the Closing Date are described on Schedule
6.1.2. As of the Closing Date, other than in respect of the Warrant Documents, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrowers or their respective Subsidiaries, except as described on Schedule 6.1.2.

                    6.1.3 Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrowers and their respective Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrowers and each of their respective Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrowers or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

                    6.1.4 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrowers and their respective Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise; (i) require any Governmental Approval or violate any Applicable Law relating to the Borrowers or any of their respective Subsidiaries; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrowers or any of their respective Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

                    6.1.5 Compliance with Law; Governmental Approvals. Each of the Borrowers and their respective Subsidiaries: (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding; and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties.

                    6.1.6 Tax Returns and Payments. Each of the Borrowers and their respective Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. No Governmental Authority has asserted any Lien or other claim against the Borrowers or Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of the Borrowers and any of their respective Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrowers and any of their respective Subsidiaries are in the judgment of the

Borrowers adequate, and the Borrowers does not anticipate any additional taxes or assessments for any of such years.

                    6.1.7 Intellectual Property Matters. Each of the Borrowers and their respective Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrowers nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

                    6.1.8 Environmental Matters.

                          6.1.8.1 The properties owned, leased or operated by
the Borrowers and their respective Subsidiaries now, or in the past, do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (i) constitute or constituted a violation of applicable Environmental Laws or (ii) could give rise to liability under applicable Environmental Laws;

                          6.1.8.2 The Borrowers each Subsidiary and such
properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

                          6.1.8.3 Neither the Borrowers nor any Subsidiary
thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrowers or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

                          6.1.8.4 Hazardous Materials have not been transported
or disposed of to or from the properties owned, leased or operated by the Borrowers and their respective Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws;

                          6.1.8.5 No judicial proceedings or governmental or
administrative action is pending, or, to the knowledge of the Borrowers threatened, under any Environmental Law to which the Borrowers or any Subsidiary thereof is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any

Environmental Law with respect to Borrowers any Subsidiary or such properties or operations; and

                          6.1.8.6 There has been no release, or to the best of
the Borrower's knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrowers or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

                    6.1.9 ERISA.

                          6.1.9.1 As of the Closing Date, neither the Borrowers
nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1.9;

                          6.1.9.2 The Borrowers and each ERISA Affiliate is in
compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No liability has been incurred by the Borrowers or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

                          6.1.9.3 No Pension Plan has been terminated, nor has
any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrowers or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

                          6.1.9.4 Neither the Borrowers nor any ERISA Affiliate
has: (ii) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code; (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid; (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Section 412 of the Code;

                          6.1.9.5 No Termination Event has occurred or is
reasonably expected to occur; and

                          6.1.9.6 No proceeding, claim, lawsuit and/or
investigation is existing or, to the best knowledge of the Borrowers after due inquiry, threatened concerning or involving any (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrowers or any ERISA Affiliate, (ii) Pension Plan, or (iii) Multiemployer Plan.

                   6.1.10 Margin Stock. Neither the Borrowers nor any of their respective Subsidiaries is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

                   6.1.11 Government Regulation. None of the Borrowers nor any of their respective Subsidiaries thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrowers nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

                   6.1.12 Material Contracts. Schedule 6.1.12 sets forth a complete and accurate list of all Material Contracts of the Borrowers and their respective Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 6.1.12, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. The Borrowers and their respective Subsidiaries have delivered to the Agent a true and complete copy of each Material Contract required to be listed on Schedule 6.1.12 or any other Schedule hereto.

                   6.1.13 Employee Relations. Each of the Borrowers and their respective Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees, except as set forth on Schedule 6.1.13. The Borrowers knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of their respective Subsidiaries.

                   6.1.14 Burdensome Provisions. Neither the Borrowers nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrowers and their respective Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

                   6.1.15 Financial Statements. The (i) Consolidated balance sheets of the Borrowers and their respective Subsidiaries as of December 31, 2001, and the related statements of income and retained earnings and cash flows for the Fiscal Years then ended and (ii) unaudited Consolidated balance sheet of the Borrowers and their respective Subsidiaries as of March 31, 2002, and related unaudited interim statements of revenue and retained earnings, copies of which have been furnished to the Agent and each Lender, are complete and correct and fairly present the assets, liabilities and financial position of the Borrowers and their respective Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrowers and their respective Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

                   6.1.16 No Material Adverse Change. Since December 31, 2001, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrowers and their respective Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

                   6.1.17 Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the Borrowers and each of their respective Subsidiaries will be Solvent.

                   6.1.18 Titles to Properties. Each of the Borrowers and their respective Subsidiaries has such title to the real property owned by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrowers and their respective Subsidiaries delivered pursuant to Paragraph 6.1.15, except those which have been disposed of by the Borrowers or their respective Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

                   6.1.19 Liens. None of the properties and assets of the Borrowers or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 10.3. No financing statement under the Uniform Commercial Code of any state which names the Borrowers or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrowers nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section
10.3 hereof.

                   6.1.20 Debt and Guaranty Obligations. Schedule 6.1.20 hereof is a complete and correct listing of all Debt and Guaranty Obligations of the Borrowers and their respective Subsidiaries as of the Closing Date in excess of Fifty Thousand ($50,000) Dollars. The Borrowers and their respective Subsidiaries have performed and are in compliance with all of the terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrowers or their respective Subsidiaries exists with respect to any such Debt or Guaranty Obligation.

                   6.1.21 Litigation. Except as set forth on Schedule 6.1.21 hereof, there are no actions, suits or proceedings pending nor, to the knowledge of the Borrowers threatened against or in any other way relating adversely to or affecting the Borrowers or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority.

                   6.1.22 Warrant Rights. Each and all of the Warrant Rights have been validly issued to the Agent, ratably for the benefit of the Lenders, are presently in full force and effect, and all such Warrant Rights are enforceable against IMAGEMAX in accordance with their respective terms, except to the extent enforceability is limited by bankruptcy and other similar laws affecting creditors' rights generally.

                   6.1.23 Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrowers or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrowers or their respective Subsidiaries is a party or by which the Borrowers or their respective Subsidiaries or any of their respective properties may be bound or which would require the Borrowers or their respective Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

                   6.1.24 Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the Borrowers or any Subsidiary thereof and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Agent or the Lenders by the Borrowers or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrowers or their respective Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. The Borrowers is not aware of any facts which it has not disclosed in writing to the Agent having a Material Adverse Effect, or insofar as the Borrowers can now foresee, could reasonably be expected to have a Material Adverse Effect.

               6.2 Survival of Representations and Warranties, etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

               7. FINANCIAL INFORMATION AND NOTICES. Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent of the Required Lenders has been obtained in the manner set forth in
Section 13.11 hereof, the Borrowers will furnish or cause to be furnished to the Agent and to the Lenders at their respective addresses as set forth on Schedule 1, or such other office as may be designated by the Agent and Lenders from time to time:

                    7.1   Financial Statements and Projections.

                          7.1.1  Monthly Financial Statements. As soon as
practicable and in any event within fifteen (15) Business Days after the end of each month, management prepared Consolidated and Consolidating Balance Sheet of the Borrowers and their respective Subsidiaries as of the close of such month and management prepared Consolidated and consolidating statements of income, retained earnings and cash flows for the month then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrowers in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrowers to present fairly in all material respects the financial condition of the Borrowers and their respective Subsidiaries as of their respective dates and the results of operations of the Borrowers and their respective Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

                          7.1.2  Quarterly Financial Statements. As soon as
practicable and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters of each Fiscal Year: (i) an unaudited Consolidated and consolidating balance sheet of the Borrowers and their respective Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated and consolidating statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accountant acceptable to the Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrowers to present fairly in all material respects the financial condition of the Borrowers and their respective Subsidiaries as of their respective dates and the results of operations of the Borrowers and their respective Subsidiaries for the respective periods then ended, subject to normal year end adjustments; together with (ii) a demonstration of the calculation of the Borrowers' Cash Flow Leverage Ratio as of the end of such quarter.

                          7.1.3  Annual Financial Statements. As soon as
practicable and in any event within ninety (90) days after the end of each Fiscal Year: (i) an audited Consolidated balance sheet of the Borrowers and their respective Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrowers or any of their respective Subsidiaries or with respect to accounting principles followed by the Borrowers or any of their respective Subsidiaries not in accordance with GAAP; together with (ii) a demonstration of the calculation of the Borrowers' Cash Flow Leverage Ratio as of the end of each Fiscal Year.

                   7.1.4 Annual Business Plan and Financial Projections. As soon as practicable and in any event within forty-five (45) days after the beginning of each Fiscal Year, a business plan of the Borrowers and their respective Subsidiaries for the ensuing twelve (12) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management's discussion and analysis of such projections, accompanied by a certificate from the chief financial officer of the Borrowers to the effect that, to the best of such officer's knowledge, such projections are good faith estimates of the financial condition and operations of the Borrowers and their respective Subsidiaries for such twelve fiscal quarter period.

                   7.1.5 Accounts Receivable and Accounts Payable Reports.

                         7.1.5.1 As soon as practicable and in any event within
fifteen (15) Business Days after the end of each month, Borrowers shall deliver to Agent a Summary Accounts Receivable Report with respect to all accounts receivable of the Borrowers as of the close of the preceding month; and as soon as practicable and in any event within thirty (30) Business Days after the end of each month a Detailed Accounts Receivable Report as of the close of the preceding month, each reflecting the aging of all such accounts receivable and otherwise in a form acceptable to Agent.

                         7.1.5.2 As soon as practicable and in any event within
thirty (30) Business Days after the end of each month an Accounts Payable Report as of the close of the preceding month, reflecting the aging of all such accounts payable and otherwise in a form acceptable to Agent.

               7.2 Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Paragraphs 7.1.1, 7.1.2, or 7.1.3 and at such other times as the Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrowers in the form of Exhibit E attached hereto (an "Officer's Compliance Certificate").

               7.3 Accountants' Certificate. At each time financial statements are delivered pursuant to Section 7.1.3, a certificate of the independent public accountants certifying such financial statements addressed to the Agent for the benefit of the Lenders:

                          7.3.1.1 stating that in making the examination
necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

                          7.3.1.2 including the calculations prepared by such
accountants required to establish whether or not the Borrowers and their respective Subsidiaries are in compliance with the financial covenants set forth in Article IX hereof as at the end of each respective period.

                          7.3.1.3 including a fully executed copy of a letter
from such accountants to the Borrowers (i) expressly acknowledging that a primary intent of the Borrowers (with respect to such statements) is for such accountants' examination and report with respect to such statements of the Borrowers to benefit or influence the Lenders (i) in connection with Extensions of Credit and other financial accommodations to the Borrowers from time to time, or (ii) otherwise in connection with the preparation, review, execution, delivery, amendment, modification, administration, collection and/or enforcement of the Loan Documents, and (ii) expressly authorizing the Lenders to rely on the examination and report of such accountants with respect to the audited financial statements of the Borrowers as of and for such Fiscal Year then ending.

               7.4  Other Reports.

                    7.4.1 Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrowers or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto,

                    7.4.2 As and when made, true correct and complete copies of all filings made with the Securities and Exchange Commission and any state "blue sky" agency, by, or on behalf of, IMAGEMAX or any of the other Borrowers,

                    7.4.3 To the extent not made distributed to the Agent under Paragraph 7.4.2 hereof, as and when distributed to the shareholders of IMAGEMAX, true correct and complete copies of all reports and other information distributed by IMAGEMAX to its shareholders,

                    7.4.4 As and when delivered, true correct and complete copies of all reports and other information distributed to the shareholders or debt holders of IMAGEMAX delivered with respect to IMAGEMAX or any of the other Borrowers,

                    7.4.5 Commencing with the period starting with the Closing Date until all Obligations of the Borrowers are satisfied in full and the Commitments are Terminated, and with respect to each four (4) month period thereafter, as of the close of each such period, Borrowers shall cause, at Borrowers' joint and several sole cost and expense, an account receivable auditing firm acceptable to the Agent to audit the Borrowers accounts receivable as of the last day of each such period and to deliver a report in form acceptable to the Agent within fifteen (15) after the close of each such period, and

                    7.4.6 Such other information regarding the operations, business affairs and financial condition of the Borrowers or any of their respective Subsidiaries as the Agent or any Lender may reasonably request;

               7.5 Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after an officer of the Borrowers obtains knowledge thereof) telephonic and written notice of:

                    7.5.1 the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrowers or any Subsidiary thereof or any of their respective properties, assets or businesses,

                    7.5.2 any notice of any violation received by the Borrowers or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, which in any such case could reasonably be expected to have a Material Adverse Effect,

                    7.5.3 any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrowers or any Subsidiary thereof,

                    7.5.4 any attachment, judgment, lien, levy or order exceeding $50,000 that may be assessed against or threatened against the Borrowers or any Subsidiary thereof,

                    7.5.5 any Default or Event of Default, or any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrowers or any of their respective Subsidiaries is a party or by which the Borrowers or any Subsidiary thereof or any of their respective properties may be bound,

                    7.5.6 (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrowers or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrowers or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrowers obtaining knowledge or reason to know that the Borrowers or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, and

                    7.5.7 any event which makes any of the representations set forth in Section 6.1 inaccurate in any respect.

                    7.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrowers to the Agent or any Lender (other than financial forecasts) whether pursuant to this Article VII or any other provision of this Agreement, or any of the Security Documents, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Agent or any Lender complete, true and accurate knowledge of the subject matter based on the Borrower's knowledge thereof.

               8. AFFIRMATIVE COVENANTS. Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless of the consent of the Required Lenders has been obtained in the manner provided for in
Section 13.11, the Borrowers will, and will cause each of their respective Subsidiaries to:

                    8.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 10.5, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect;

                    8.2 Maintenance of Property. In addition to the requirements of any of the Security Documents, protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

                    8.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents, and on the Closing Date and from time to time thereafter deliver to the Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby;

                    8.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties;

                    8.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform: (i) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (ii) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrowers or such Subsidiary may contest any item described in clauses (i) or (ii) of this Section 8.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP;

                    8.6 Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business;

                    8.7 Environmental Laws. In addition to and without limiting the generality of Section 8.6, (i) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, and (iii) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrowers or such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor;

                    8.8 Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (i) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code, and (v) furnish to the Agent upon the Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Agent;

                    8.9 Compliance With Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrowers or such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP;

                    8.10 Conduct of Business. Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto;

                    8.11 Visits and Inspections. Permit representatives of the Agent or any Lender, from time to time, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects;

                    8.12 Additional Subsidiaries. No later than thirty (30 ) days prior to the formation or acquisition of any Subsidiary, Borrowers shall give Agent written notice of the Borrower's intention to form or acquire, as the case may be, such Subsidiary, which notice shall include the proposed name, capitalization, stock ownership and the nature of its proposed business, together with such additional information as may thereafter be sought by the Agent. Within ten (10) days after any such Subsidiary is created or acquired after the Closing Date, engages in any business operations, cause to be executed and delivered to the Agent: (i) a duly executed Pledge Agreement or supplement thereto, with such changes as the Agent may reasonably request, such that all of the capital stock or other equity interests of such Subsidiary is pledged to the Agent for the ratable benefit of itself and the Lenders; (ii) a duly executed Security Agreement or supplement thereto, with such changes as the Agent may reasonably request, such that all of the assets of such Subsidiary are pledged to the Agent for the ratable benefit of itself and the Lenders; (iii) a duly executed Collateral Assignment of Leases or supplement thereto, with such changes as the Agent may reasonably request, such that all of the leasehold interests of such Subsidiary is assigned to the Agent for the ratable benefit of itself and the Lenders; and (iv) favorable legal opinions addressed to the Agent and Lenders in form and substance satisfactory thereto with respect to such Security Documents and such other documents and closing certificates as may be requested by the Agent;

                    8.13 Hedging Agreement. Borrowers shall jointly and severally maintain interest rate hedging agreements with COMMERCE in such amounts and for such terms as are from time to time required by the Required Lenders.

                    8.14 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Agent and the Lenders their respective rights under this Agreement, the Notes and the other Loan Documents.

               9. FINANCIAL COVENANTS. Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent of the Required Lenders has been obtained in the manner set forth in Section 13.16 hereof, the Borrowers and their respective Subsidiaries on a Consolidated basis will not:

                    9.1 Consolidated EBITDA: At anytime commencing with the fiscal quarter ending June 30, 2002, tested on a quarterly basis, measured only for the most recently completed fiscal quarter, permit the EBITDA of the Borrowers on a Consolidated basis to be less than the following amounts.

                    -----------------------------------------------------
                    Second Quarter Ended, 2002          *** $750,000
                    -----------------------------------------------------
                    Third Quarter Ended, 2002           *** $747,000
                    -----------------------------------------------------
                    Fourth Quarter Ended, 2002          *** $746,000
                    -----------------------------------------------------
                    First Quarter Ended, 2003           *** $746,000
                    -----------------------------------------------------
                    Second Quarter Ended, 2003          *** $746,000
                    -----------------------------------------------------
                    Third Quarter Ended, 2003           *** $746,000
                    -----------------------------------------------------
                    Fourth Quarter Ended, 2003          *** $746,000
                    -----------------------------------------------------

*** less than or equal to

                    9.2 Maximum Leverage Ratio. Exceed the Maximum Leverage Ratio of 0.5 to 1.0 as of the end of each fiscal quarter of the Borrowers. For the purposes of this financial covenant the term "Maximum Leverage Ratio" shall mean the ratio, the numerator of which shall be the Total Debt of the Borrowers (exclusive of Subordinated Debt), and the denominator of which shall be the Borrower's Capital Base.

               10. NEGATIVE COVENANTS. Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, without the consent of the Required Lenders obtained in the manner set forth in Section 13.16 hereof, the Borrowers will not permit any of their respective Subsidiaries to:

                    10.1 Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

                          10.1.1 The Obligations;

                          10.1.2 Debt incurred in connection with a Hedging
Agreement required pursuant to Section 8.13;

                          10.1.3 Subordinated Debt;

                          10.1.4 Debt existing on the Closing Date and not
otherwise permitted under this Section 10.1, as set forth on Schedule 6.1.20 and the renewal and refinancing (but not the increase at the aggregate principal amount thereof) thereof;

                          10.1.5 Debt of the Borrowers and their respective
Subsidiaries incurred in connection with Capitalized Leases in an aggregate amount not to exceed One Hundred Fifty Thousand ($150,000) Dollars on any date of determination;

                    10.1.6 Debt consisting of Guaranty Obligations permitted by
Section 10.2;

                    10.1.7 Debt at anytime outstanding to Minolta Corporation and Canon USA, Inc., in an aggregate amount in excess of Three Hundred Thousand ($300,000) Dollars, provided, however that if such Debt were to exceed such limitation, no Event of Default shall have occurred hereunder if, either the amount of such Debt is reduced to an amount below such limitation, or the Borrowers shall have deployed an accounting system which tracts the accounts receivable generated from the sale of goods purchased from each of Minolta Corporation and Canon USA, Inc., and their respective Affiliates, at which time the definition of "Eligible Accounts Receivable" shall be automatically amended to include an additional clause of exclusion to read "(xii) all accounts receivable where the account payor there of is Minolta Corporation or Canon USA, Inc."., and the clause in Paragraph 2.1.4 hereof which reads: "less an amount equal to the aggregate amount of trade payables of any of the Borrowers due to Minolta Corporation and Canon USA, Inc., and any of their respective Affiliates" shall be deleted.

                    10.1.8 Amounts, if any, payable as contingent purchase price determined in connection with profits earned by a Person acquired by the Borrowers subsequent to the permitted acquisition of such Person; provided, that no agreement or instrument with respect to Debt permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrowers to make any payment to the Borrowers or any of their respective Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling the Borrowers to pay the Obligations.

               10.2 Limitations on Guaranty Obligations. Create, incur, assume or suffer to exist any Guaranty Obligations except Guaranty Obligations in favor of the Agent for the benefit of the Agent and the Lenders.

               10.3 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

                    10.3.1 Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired, or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

                    10.3.2 the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

                    10.3.3 Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation or obligations, not to exceed $100,000 under customer service contracts;

                    10.3.4 Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

                    10.3.5 Liens of the Agent for the benefit of the Agent and the Lenders; and

                    10.3.6 Liens not otherwise permitted by this Section 10.3 and in existence on the Closing Date and described on Schedule 10.3.

               10.4 Limitations on Loans, Advances, Investments, Acquisitions and Capital Expenditures. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including without limitation the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

                    10.4.1 investments not otherwise permitted by this Section
10.4 in Subsidiaries existing on the Closing Date and the other existing loans, advances and investments not otherwise permitted by this Section 10.4 described on Schedule 10.4;

                    10.4.2 investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 120 days from the date of acquisition thereof,
(ii) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by the Lenders or other banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than Five Hundred Million ($500,000,000) Dollars and having a rating of "A" or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed Five Million ($5,000,000) Dollars for any one such certificate of deposit and Ten Million ($10,000,000) Dollars for any one such bank, or (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

                    10.4.3 investments by the Borrowers or any Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person if such acquisition has been previously approved in writing by the Required Lenders, which approval shall be at the sole and absolute discretion of such Required Lenders (if so approved, a "Permitted Acquisition"); and

                    10.4.4 Capital expenditures in the aggregate amount not to exceed Six Hundred Thousand ($600,000) Dollars in any Fiscal Year.

               10.5 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

                    10.5.1 any Wholly-Owned Subsidiary of the Borrowers may merge with any other Wholly-Owned Subsidiary of the Borrower;

                    10.5.2 any Wholly-Owned Subsidiary may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with an acquisition permitted by Paragraph Section 10.4.3; and

                    10.5.3 any Wholly-Owned Subsidiary of the Borrowers may wind-up into the Borrowers or any other Wholly-Owned Subsidiary of the Borrowers.

               10.6 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

                    10.6.1 the sale of inventory in the ordinary course of business;

                    10.6.2 the sale of obsolete assets no longer used or usable in the business of the Borrowers or any of their respective Subsidiaries;

                    10.6.3 the transfer of assets to the Borrowers or any Wholly-Owned Subsidiary of the Borrowers pursuant to Paragraph 10.5.3;

                    10.6.4 the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; and

                    10.6.5 subject to the provisions of Clause 2.2.4.1, the sale of assets of the Borrowers not in the ordinary course of business entirely in consideration for cash payments; provided, however, that the entire proceeds thereof shall be immediately paid to the Agent, ratably for the benefit of the Lenders, to reduce the Obligations of the Borrowers in accordance with the provisions of Clause 2.2.4.5 hereof.

               10.7 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its capital stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or make any distribution of cash, property or assets among the holders of shares of its capital stock, or make any change in its capital structure; provided that:

                     10.7.1 the Borrowers or any Subsidiary may pay dividends in shares of its own capital stock; and

                     10.7.2 any Subsidiary may pay cash dividends to the Borrowers.

               10.8 Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be,
(i) convertible or exchangeable into Debt or (ii) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

               10.9 Transactions with Affiliates. Directly or indirectly (i) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates, or (ii) enter into, or be a party to, any other transaction with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are fully disclosed to and approved in writing by the Required Lenders prior to the consummation thereof and are no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not its Affiliate.

               10.10 Certain Accounting Changes. Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP.

               10.11 Amendments; Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt.

               10.12 Restrictive Agreements. Enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VIII, IX and X hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt.

          11.  DEFAULT AND REMEDIES.

               11.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

                    11.1.1 Default in Payment of Principal of Loans. The Borrowers shall default in any payment of principal of any Loan or Note, when and as due (whether at maturity, by reason of acceleration or otherwise).

                    11.1.2 Other Payment Default. The Borrowers shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Note or the payment of any other Obligation.

                    11.1.3 Misrepresentation. Any representation or warranty made or deemed to be made by the Borrowers or any of their respective Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

                    11.1.4 Default in Performance of Certain Covenants. The Borrowers shall default in the performance or observance of any covenant or agreement contained in Sections 7.1 or 7.2, Paragraph 7.5.5, or Articles IX or X of this Agreement.

                    11.1.5 Default in Performance of Other Covenants and Conditions. The Borrowers or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 11.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrowers by the Agent.

                    11.1.6 Hedging Agreement. An event of default shall have occurred under any Hedging Agreement

                    11.1.7 Debt Cross-Default. The Borrowers or any of their respective Subsidiaries shall: (i) default in the payment of any Debt (other than the Notes) or the performance of any other obligation to any of the Lenders or the Agent (not in connection with the Loans) beyond the applicable grace period, if any, with respect thereto; (ii) default in the payment of any Debt (other than the Notes) the aggregate outstanding amount of which Debt is in excess of One Hundred Thousand ($100,000) Dollars beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created; or (iii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes) the aggregate outstanding amount of which Debt is in excess of One Hundred Thousand ($100,000) Dollars or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

                    11.1.8 Other Cross-Defaults. The Borrowers or any of their respective Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract.

                    11.1.9 Change in Control. Any Person or group of Persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the holders of the Debt under the TDH Loan Documents, shall obtain ownership or control in one or more series of transactions of more than twenty (20%) percent of the common stock or twenty (20%) percent of the voting power of IMAGEMAX entitled to vote in the election of members of the board of directors of the Borrowers or other than respect to the TDH Loan Documents, there shall have occurred under any indenture or other instrument evidencing any Debt in excess of Five Hundred Thousand ($500,000) Dollars any "change in control" (as defined in such indenture or other evidence of Debt) obligating the Borrowers to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein (collectively, a "Change in Control").

                    11.1.10 Voluntary Bankruptcy Proceeding. The Borrowers or any of their respective Subsidiaries shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

                    11.1.11 Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrowers or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrowers or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

                    11.1.12 Failure of Agreements. Any provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on the Borrowers or any of their respective Subsidiaries, or any such Person shall so state in writing, or this Agreement or any other Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

                    11.1.13 Termination Event. The occurrence of any of the following events: (i) the Borrowers or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrowers or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of One Hundred Thousand ($100,000) Dollars occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrowers or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $100,000.

                    11.1.14 Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed Fifty Thousand ($50,000 ) Dollars shall be entered against any of the Borrowers or any of their respective Subsidiaries by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

               11.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower:

                    11.2.1 Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans, the Notes at the time outstanding, and all other amounts owed to the Lenders and to the Agent under this Agreement or any of the other Loan Documents (other than any Hedging Agreement) and all other Obligations (other than obligations owing under any Hedging Agreement), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facilities and any right of the Borrowers to request borrowings thereunder; provided, that upon the occurrence of an Event of Default specified in Paragraphs 11.1.10 or 10.1.11, the Credit Facilities shall be automatically terminated and all Obligations (other than obligations owing under any Hedging Agreement) shall automatically become due and payable.

                    11.2.2 Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

               11.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan

Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

               12.  THE AGENT.

                    12.1 Appointment. Each of the Lenders hereby irrevocably designates and appoints COMMERCE as Agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes COMMERCE as Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent. Any reference to the Agent in this Article XII shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity as a Lender.

                    12.2 Delegation of Duties. The Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care.

                    12.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any of their respective Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrowers or any of their respective Subsidiaries to perform their obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this

Agreement, or to inspect the properties, books or records of the Borrowers or any of their respective Subsidiaries.

                    12.4 Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, 12.4 letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section
13.13 hereof. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

                    12.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

                    12.6 Non-Reliance on the Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers or any of their respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their respective Subsidiaries and made its own decision to make its Loans and to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself
12.6 as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their respective Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or by the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers or any of their respective Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

                    12.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such and (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Notes, and all other amounts payable hereunder and the termination of this Agreement.

                    12.8 The Agent in Its Individual Capacity. The Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Agent were not an Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

                    12.9 Resignation of the Agent; Successor Agent. Subject to the appointment and acceptance of a successor as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers. Upon any such resignation, any Lender which is an original signatory to this credit Agreement as of the Closing Date shall have the right to become the successor Agent provided that it elects to do so in writing within ten (10) days after such resignation; and in the absence of such election, the Required Lenders shall have the right to appoint a successor Agent, which successor shall other be and existing Lender or have minimum capital and surplus of at least $200,000,000. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty
(30) days after the Agent's giving of notice of resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall have minimum capital and surplus of at least $200,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, 12.9 powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

               13.  MISCELLANEOUS.

                    13.1  Notices.

                    13.1.1 Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Agent as understood by the Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

                    13.1.2 Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

               If to any of the Borrowers:   IMAGEMAX, INC.
                                             Att: David B. Walls, CFO
                                             455 Pennsylvania Avenue
                                             Ft. Washington, PA 19034

                                             Telecopier: (215) 628-9920
                                             Telephone:  (215) 628-3600

               With copies to:               PEPPER HAMILTON, LLP
                                             Att: Russell Bellavance, Esq.
                                             3000 Two Logan Square
                                             Philadelphia, PA 19103

                                             Telecopier: (215) 981-4193
                                             Telephone:  (215) 981-4750

               If to  Agent:                 COMMERCE BANK, NA

                                             Att: Peter Davis, Senior Vice
                                             President
                                             One Commerce Square
                                             2005 Market Street, 2/nd/ Floor
                                             Philadelphia, PA 19103

                                             Telecopier: (215) 557-6209
                                             Telephone:  (215) 282-4433

               With copies to:               SCHNADER HARRISON SEGAL & LEWIS LLP
                                             Att: Walter B. Ferst, Esq.
                                             1600 Market Street, 36/th/ Floor
                                             Philadelphia PA  19103-7598

                                             Telecopier: (215) 751-2205
                                             Telephone:  (215) 751-2370

               If to any Lender:             To the Address set forth on
                                             Schedule 1 hereto

                    13.2 Authority of IMAGEMAX to Act for the Other Borrowers. Notwithstanding any provision herein to the contrary or in any of the other Loan Documents, and without in any manner abridging the joint and several liabilities and undertakings of the Borrowers, each of the Borrowers acknowledges and agrees that the Agent and the Lenders may exclusively communicate with, and expressly rely upon, IMAGEMAX in administering the Loans. So long as any of the obligations remain outstanding, each of the Borrowers expressly and irrevocably appoints IMAGEMAX, and IMAGEMAX hereby accepts such appointment, to act as the attorney-in-fact for each of the Borrowers arising out of, or in any manner relating to, the exercise of the rights of the Agent and the Lenders hereunder or under any of the other Loan Documents.

                    13.3 Agent's Office. The Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

                    13.4 Expenses; Indemnity. The Borrowers will jointly and severally (i) pay all out-of-pocket expenses of the Agent in connection with (a) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation all out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Agent and (b) the preparation, execution and delivery of any waiver, amendment or consent by the Agent or the Lenders relating to this Agreement or any other Loan Document, including without limitation reasonable fees and disbursements of counsel for the Agent, (ii) pay all reasonable out-of-pocket expenses of the Agent and each Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Agent and Lenders under the Credit Facilities, including consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (iii) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, 13.4 settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Agreement, any other Loan Document or the Loans, including without limitation reasonable attorney's and consultant's fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

                    13.5 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, each of the Borrowers acknowledges and agrees that the Agent, each of the Lenders and any assignee or participant of a Lender in accordance with Section
13.13 are hereby authorized by each of the Borrowers at any time or from time to time, without notice to the Borrowers or to any other Person, to the fullest extent permitted by Applicable Law, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrowers against and on account of the Obligations irrespective of whether or not (i) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (ii) the Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such Obligations shall be contingent or unmatured. Every such right of set-off shall be deemed to have been exercised, immediately upon the occurrence of an Event of Default without any action by Agent or any of the Lenders, although Agent and each of the Lenders may enter such set-off on its books and records at a later time.

                    13.6 Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to the conflicts or choice of law principles thereof.

                    13.7 CONSENT TO JURISDICTION AND VENUE. IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR THE RELATIONSHIP EVIDENCED HEREBY OR THEREBY, THE UNDERSIGNED PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA, IN ANY COUNTY IN WHICH THE AGENT HAS AN OFFICE OR BRANCH, AND THE UNITED STATES DISTRICT COURT LOCATED IN PHILADELPHIA PENNSYLVANIA AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING. EACH

UNDERSIGNED PARTY AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO EACH UNDERSIGNED PARTY.

                    13.8 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS HEREBY WAIVES, AND EACH OF THE LENDERS AND THE AGENT BY THEIR RESPECTIVE ACCEPTANCE HEREOF THEREBY WAIVES, TRIAL BY JURY IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR THE RELATIONSHIP EVIDENCED HEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK TO ENTER INTO, ACCEPT OR RELY UPON THIS AGREEMENT.

                    13.9 Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

                    13.10 Reversal of Payments. To the extent the Borrowers make a payment or payments to the Agent for the ratable benefit of the Lenders or the Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Agent.

                    13.11 Injunctive Relief; Punitive Damages.

                          13.11.1 Each of the Borrowers recognizes that, in the
event the Borrowers fail to perform, observe or discharge any of its obligations or liabilities under this Agreement or any of the other Loan Documents, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each of the Borrowers agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

                          13.11.2 The Agent, Lenders and Borrowers (on behalf of
themselves and their respective Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

                          13.11.3 The parties agree that they shall not have a
remedy of punitive or exemplary damages against any other party in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

                    13.12 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrowers or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Agent to the contrary agreed to by the Borrowers be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrowers and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

                    13.13 Successors and Assigns; Participations.

                          13.13.1 Benefit of Agreement. This Agreement shall be
binding upon and inure to the benefit of the Borrowers the Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrowers shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

                          13.13.2 Assignment by Lenders. Each Lender may, with
the consent of the Borrowers (so long as no Default or Event of Default has occurred and is continuing) and the consent of the Agent, which consents shall not be unreasonably withheld, delayed or denied, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Extensions of Credit at the time owing to it and the Notes held by it); provided that:

                                  13.13.2.1 each such assignment shall be of a
constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement;

                                  13.13.2.2 if less than all of the assigning
Lender's Commitment is to be assigned, the Commitment so assigned shall not be less than Three Million ($3,000,000) Dollars, or the total amount of such Lender's Commitment, if such amount is less;

                                  13.13.2.3 the parties to each such assignment
shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit F attached hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment;

                                  13.13.2.4 such assignment shall not, without
the consent of the Borrowers require the Borrowers to file a registration statement with the Securities and Exchange Commission or apply to or qualify the Loans or the Notes under the blue sky laws of any state; and

                                  13.13.2.5 the assigning Lender shall pay to
the Agent an assignment fee of $3,500 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof.

                  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereby, and (ii) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

                    13.13.3 Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

                    13.13.4 Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Extensions of Credit with respect to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or Lender at any reasonable time and from time to time upon reasonable prior notice.

                    13.13.5 Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit F:

                                 13.13.5.1 accept such Assignment and
Acceptance;

                                 13.13.5.2 record the information contained
therein in the Register;

                                 13.13.5.3 give prompt notice thereof to the
Lenders and the Borrower; and

                                 13.13.5.4 promptly deliver a copy of such
Assignment and Acceptance to the Borrowers.

                         Within five (5) Business Days after receipt of notice,
the Borrowers shall execute and deliver to the Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Eligible Assignee in amounts equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrowers.

                         13.13.6 Participations. Each Lender may sell
participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Extensions of Credit and the Notes held by it); provided that:

                                 13.13.6.1 each such participation shall be in
an amount not less than $ 3,000,000;

                                 13.13.6.2 such Lender's obligations under this
Agreement (including, without limitation, its Commitment) shall remain unchanged;

                                 13.13.6.3 such Lender shall remain solely
responsible to the other parties hereto for the performance of such obligations;

                                 13.13.6.4 such Lender shall remain the holder
of the Notes held by it for all purposes of this Agreement;

                                 13.13.6.5 the Borrowers, the Agent, and the
other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

                                 13.13.6.6 such Lender shall not permit such
participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan, extend the term or increase the amount of the

Commitment, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal of any Loan or, except as expressly contemplated hereby or thereby, release substantially all of the Collateral; and

                                 13.13.6.7 any such disposition shall not,
without the consent of the Borrowers require the Borrowers to file a registration statement with the Securities and Exchange Commission to apply to qualify the Loans or the Notes under the blue sky law of any state.

                    13.14 Disclosure of Information; Confidentiality. The Agent and the Lenders shall hold all non-public information with respect to the Borrowers obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information; provided, that the Agent may disclose information relating to this Agreement to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications and provided further, that the Agent and Lenders may disclose any such information to the extent such disclosure is required by law or requested by any regulatory authority. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to Section 13.13, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrowers or such Lender to preserve the confidentiality of any confidential information relating to the Borrowers received from such Lender.

                    13.15 Certain Pledges or Assignments. Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law.

                    13.16 Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents (other than any Hedging Agreement, the terms and conditions of which may be amended, modified or waived by the parties thereto) may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall: (i) increase the amount or extend the time of the obligation of the Lenders to make Loans (including without limitation pursuant to Article II hereof); (ii) extend the originally scheduled time or times of payment of the principal of any Loan or the time or times of payment of interest on any Loan; (iii) reduce the rate of interest or fees payable on any Loan; (v) reduce the principal amount of any Loan; (v) permit any subordination of the principal or interest on any Loan; (vi) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Borrower's rights and obligations hereunder; (vii) release any material portion of the Collateral or release any Security Document (other than as specifically permitted or contemplated in this Agreement or the applicable Security Document); (viii) release any guarantor or surety from any guaranty or surety of the Obligations;

or (ix) amend the provisions of this Section 13.16 or the definition of Required Lenders, without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of Article XII shall be made without the written consent of the Agent.

                    13.17 Performance of Duties. The Borrower's obligations under this Agreement and each of the Loan Documents shall be performed by the Borrowers at their exclusive joint and several cost and expense.

                    13.18 Limitations of Obligations of the Borrowers Other than IMAGEMAX. Notwithstanding the definition of "Obligations" herein, to the extent required to made the Obligations of a Borrower fully enforceable, the liability of such Borrower (other than IMAGEMAX) shall be limited to an amount equal to:
(i) the lowest amount that would render all or a portion of such Borrower's joint and several liabilities, if any, with respect to such Obligations void, voidable or unenforceable against such Borrower's creditors or creditor's representatives under any applicable fraudulent conveyance, fraudulent transfer or similar act or under Section 544 or 548 of the Bankruptcy Code of 1978, as amended, minus (ii) One ($1.00) Dollar.

                    13.19 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Agent and any Persons designated by the Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facilities has not been terminated.

                    13.20 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Agent and the Lenders are entitled under the provisions of this Article XIII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Agent and the Lenders against events arising after such termination as well as before.

                    13.21 Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

                    13.22 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

                    13.23 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

                    13.24 Term of Agreement. This Agreement shall remain in effect from the

Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. The Agent is hereby permitted to release all Liens on the Collateral in favor of the Agent, for the ratable benefit of itself and the Lenders, upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder and the termination of the Lender's Commitments. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

                    13.25 Inconsistencies with Other Documents; Independent Effect of Covenants.

                          13.25.1 Except as otherwise expressly set forth
herein, in the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided, that any provision of the Security Documents or the Warrant Documents, which imposes additional burdens on the Borrowers or their respective Subsidiaries or further restricts the rights of the Borrowers or their respective Subsidiaries or gives the Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

                          13.25.2 Each of the Borrowers expressly acknowledges
and agrees that each covenant contained in Articles VIII, IX, or X hereof shall be given independent effect. Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrowers shall, or would be in breach of any other covenant contained in Articles VIII, IX, or X.

                    13.26 Public Announcement. The Bank may announce and publicize the existence of this Agreement in such media as Bank may, in its sole discretion, from time to time determine.

                    13.27 Headings. Headings and titles to Articles, Sections, Paragraphs and Clauses under this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

               IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

                                        IMAGEMAX, INC.
                                        IMAGEMAX OF DELAWARE, INC.


                                        By:  /s/ David B. Walls
                                           -------------------------------------
                                           David B. Walls, Chief Financial
                                           Officer of  each of the Borrowers

                                        COMMERCE BANK, N.A.,
                                        as Agent and Lender

                                        By:  /s/ Peter Davis
                                           -------------------------------------
                                           Peter Davis, Senior Vice President


                                        FIRSTRUST BANK, as Lender


                                        By:  /s/ Kent Nelson
                                           -------------------------------------
                                           Kent Nelson, Vice President

                                   Schedule 1

                                   Commitments

--------------------------------------------------------------------------------
LENDER                  COMMITMENT     REVOLVING     TERM LOAN         TOTAL
                        PERCENTAGE       CREDIT       FACILITY       COMMITMENT
                                       FACILITY
--------------------------------------------------------------------------------
COMMERCE
BANK, NA                    60%       $3,150,000     $1,338,000      $4,488,000

--------------------------------------------------------------------------------
FIRSTRUST BANK              40%       $2,100,000     $  892,000      $2,992,000

--------------------------------------------------------------------------------

TOTAL                      100%       $5,250,000     $2,230,000      $7,480,000
--------------------------------------------------------------------------------

                                   Schedule 1

                               Notices to Lenders

COMMERCE BANK, NA
Att: Peter Davis, Senior Vice Pres.
One Commerce Square
2005 Market Street, 2/nd/ Floor
Philadelphia, PA 11903

Telecopier: (215) 557-6209
Telephone:  (215) 282-4433

     With copies to:

SCHNADER HARRISON SEGAL & LEWIS, LLP
Att: Walter B. Ferst, Esq.
1600 Market Street, 36/th/ Floor
Philadelphia PA  19103-7598

Telecopier: (215) 751-2206
Telephone:  (215) 751-2370

FIRSTRUST BANK
Att: Kent Nelson, Vice Pres.
15 E. Ridge Pike
Conshohocken, PA 19428

Telecopier: (610)-238-5066
Telephone:  (610) 238-5026

     with copies to:

FIRSTRUST BANK
Att: Joseph S. Mikolaitis, Esq.
15 E. Ridge Pike
Conshohocken, PA 19428

Telecopier: (610) 238-5067
Telephone:  (610) 238-5016

                                CREDIT AGREEMENT

                                  June 13, 2002




                                 ImageMax, Inc.
                                       and
                           ImageMAX of Delaware, Inc.
                                  ("Borrowers")

                         The Lenders referred to herein

                                       and

                               COMMERCE BANK, NA,

                                    as Agent

                                TABLE OF CONTENTS

1.  DEFINITIONS............................................................    1
    -----------

2.  THE LOANS..............................................................   18
    ---------

3.  ISSUANCE OF WARRANTS...................................................   27
    --------------------

4.  SECURITY...............................................................   28
    --------

5.  CLOSING; CONDITIONS OF CLOSING AND BORROWING...........................   28
    --------------------------------------------

6.  REPRESENTATIONS AND WARRANTIES OF THE BORROWER.........................   32
    ----------------------------------------------

7.  FINANCIAL INFORMATION AND NOTICES......................................   39
    ---------------------------------

8.  AFFIRMATIVE COVENANTS..................................................   43
    ---------------------

9.  FINANCIAL COVENANTS....................................................   45
    -------------------

10. NEGATIVE COVENANTS.....................................................   46
    ------------------

11. DEFAULT AND REMEDIES...................................................   50
    --------------------

12. THE AGENT..............................................................   54
    ---------

13. MISCELLANEOUS..........................................................   57
    -------------

EXHIBITS:

Exhibit A  Form of Borrowing Base Certificate

Exhibit B  Form of Funding Request

Exhibit C  Form of Revolving Credit Note

Exhibit D  Form of Term Loan Note

Exhibit E  Form of Officer's Certificate

Exhibit F  Form of Assignment and Acceptance



SCHEDULES:

Schedule   1        Lenders and Commitments

Schedule   6.1.1    Jurisdictions of Organization and Qualification

Schedule   6.1.2    Subsidiaries and Capitalization

Schedule   6.1.9    ERISA Plans

Schedule   6.1.12   Material Contracts

Schedule   6.1.13   Labor and Collective Bargaining Agreements

Schedule   6.1.20   Debt and Guaranty Obligations

Schedule   6.1.21   Litigation

Schedule   10.3     Existing Liens

Schedule   10.4     Existing Loans, Advances and Investments